EXHIBIT 14

                        REGENERX BIOPHARMACEUTICALS, INC.

                               CODE OF ETHICS FOR
                         PRINCIPAL EXECUTIVE OFFICER AND
                            SENIOR FINANCIAL OFFICER

         The Company expects the highest possible ethical conduct from its principal executive officer and senior financial officer. You are expected to fully comply with this Code of Ethics for Principal Executive Officer and Senior Financial Officer (the "Code"), as well as, to promote a culture of honest and ethical conduct and to ensure that everyone in the Company fully complies with this Code.

         You must take all reasonable measures to protect the confidentiality of non-public information about the Company and its customers obtained or created in connection with your activities and prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

         You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the financial statements of the Company misleading.

         You understand that you will be held accountable for your adherence to this Code. Your failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment. Violations of this Code may also constitute violations of law and may result in civil and criminal penalties for you and/or the Company.

         If you have any questions regarding the best course of action in a particular situation, you should promptly contact the Audit Committee. You may choose to remain anonymous in reporting any possible violation of this Code.

CONFLICTS OF INTERESTS
----------------------

As a Company principal executive officer or senior financial officer, it is imperative that you avoid any investment, interest or association that interferes, might interfere, or might appear to interfere, with your independent exercise of judgment in the Company's best interests. Engaging in any conduct that represents a conflict of interest is strictly prohibited. You must also avoid any personal activity, investment or association that could appear to interfere with good judgment concerning the Company's best interests. You may not exploit your position or relationship with the Company for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

         o Cause the Company to engage in business transactions with relatives or friends;
         o Use nonpublic Company, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);
         o Have more than a modest financial interest in the Company's vendors, clients or competitors; receive a loan, or guarantee of obligations, from the Company or a third party as a result of your position at the Company; or


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         o  Compete, or prepare to compete, with the Company while still employed by the Company.

There are other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on "Reporting Violations of the Code."

ACCURATE AND TIMELY PERIODIC REPORTS
------------------------------------

Full, fair, accurate, timely and understandable disclosures in all of the Company's periodic reports, filed documents and other public communications is legally required and is essential to the success of its business. All officers must exercise the highest standard of care in preparing such reports in accordance with the following guidelines:

         o All Company accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction;
         o All records must fairly and accurately reflect the transactions or occurrences to which they relate;
         o All records must fairly and accurately reflect, in reasonable detail, the Company's assets, liabilities, revenues and expenses;
         o The Company's accounting records must not contain any false or intentionally misleading entries;
         o No transactions should be intentionally misclassified as to accounts, departments or accounting periods;
         o All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;
         o No information should be concealed from the internal auditors or the independent auditors; and
         o Compliance with the Company's system of internal accounting controls is required

COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAW, RULES AND REGULATIONS
------------------------------------------------------------------

You are expected to comply with both the letter and spirit of all applicable governmental laws, rules and regulations. If you fail to comply (or you prevent or penalize a subordinate for complying) with the ethical standards in this Code and/or with any applicable laws, you will be subject to disciplinary measures, up to and including immediate dismissal from the Company.

PROMPT INTERNAL REPORTING OF VIOLATIONS OF CODE
-----------------------------------------------

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow associates. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must promptly report the violation of the Code to the Audit Committee of the Company's Board of Directors by sending a detailed note, with relevant documents, to the Audit Committee at 3 Bethesda Metro Center, Suite 700, Bethesda, Maryland 20814.

Self-Reporting. If you believe that you may have violated one of these standards, you are encouraged to report it immediately. The Company will consider the fact that you reported yourself in determining what action is appropriate.


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Confidentiality: The Company will protect confidentiality to the extent practicable in the context of investigating your allegations and will inform only those individuals with a need to know in order for the Company to investigate and respond appropriately.

Anonymity: There may be instances where you want to report issues while remaining anonymous. The Company will consider information provided anonymously, but it is most helpful if you provide your name so that the Company may obtain additional information from you and inform you that it has responded to your complaint.

Protection of Those Who Report Concerns or Assist in an Investigation: No one who in good faith reports a concern under this policy or provides information during an investigation will be subjected to retaliation for doing so. Any employee who retaliates or attempts to retaliate against an employee for reporting or providing information in good faith under this policy will be subject to disciplinary action, up to and including immediate termination of employment and in some cases could further be subject to criminal penalties (including imprisonment).

Duty to Cooperate: When the Company conducts an investigation, all employees have a duty to cooperate in providing complete and accurate information. Failing to cooperate in an investigation or providing false or misleading information will subject an employee to disciplinary action, up to and including termination of employment.

Destruction of Documents: You should also be aware that under the new corporate accountability laws, you could be subject to criminal penalties for tampering with, or destroying, documents or any other evidence related to an official investigation or inquiry regarding any of the Company's activities. The same is true for documents relating to any threatened or pending litigation.

Your calls, detailed notes and/or emails will be dealt with confidentially. You have the commitment of the Company and of the Audit Committee of the Company's Board of Directors that you will be protected from retaliation.

YOUR PERSONAL COMMITMENT TO THE CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICER

I acknowledge that I have received and read the Code of Ethics for Principal Executive Officer and Senior Financial Officer and understand my obligations as an employee to comply with this Code.

I understand that my agreement to comply with this Code does not constitute a contract of employment.

Name of Officer:        ___________________________________

Signature of Officer:   ___________________________________

Date:                   ___________________________________


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